UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 8, 2009

KKR Financial Holdings LLC

(Exact name of registrant as specified in its charter)

Delaware	001-33437	11-3801844
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

555 California Street, 50th Floor San Francisco, California		94104
(Address of principal executive offices)		(Zip Code)

415-315-3620

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01               Regulation FD Disclosure.

On June 8, 2009, KKR Financial Holdings LLC (the “Company”) entered into an Exchange Agreement (the “Exchange Agreement”) with a holder of the Company’s 7.000% Senior Convertible Notes due 2012 (the “Notes”) issued under the Indenture (the “Indenture”), dated as of July 23, 2007, by and among the Company, KKR Financial Corp. and Wells Fargo Bank, N.A., as Trustee, pursuant to which the Noteholder exchanged $3,000,000 in principal amount of the Notes for 1,176,000 shares representing limited liability company interests in the Company (the “Shares”).  In addition, pursuant to the Exchange Agreement, the Company will pay to the Noteholder accrued interest on the Notes exchanged from the last interest payment date through June 8, 2009.

The Exchange Agreement was the result of an individually negotiated transaction between the Company and the Noteholder.  The Company is issuing the Shares to the Noteholder pursuant to an exception to registration contained in Section 3(a)(9) of the Securities Act of 1933, as amended (the “Securities Act”).  In addition, under the Exchange Agreement, and subject to certain conditions, the Noteholder has provided a consent as of a record date of June 5, 2009 to certain amendments to the Indenture.

The Company and its respective subsidiaries or affiliates may from time to time acquire Notes through privately negotiated transactions, exchange offers, open market purchases, tender offers or otherwise, upon such terms and at such prices as they may determine, which may be more or less than the price to be paid pursuant to the Exchange Agreement and could be for cash or other consideration.

The information in this Current Report is being furnished and shall not be deemed “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that Section. The information in this Current Report shall not be incorporated by reference into any registration statement or other document pursuant to the Securities Act.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

KKR Financial Holdings LLC
(Registrant)
Date: June 11, 2009

	By:	/s/ JEFFREY B. VAN HORN
Jeffrey B. Van Horn
Chief Financial Officer
(Principal Financial and Accounting Officer)